SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)

                               Perle Systems, Ltd.
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                    714152105
            --------------------------------------------------------
                                 (CUSIP Number)

                                January 29, 1999
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_|  Rule 13d-1(b)
                     |X|  Rule 13d-1(c)
                     |_|  Rule 13d-1(d)



------------

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                   ---------------------------
|CUSIP NO. 714152105             |   13G            |   Page  2   of  4 Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |    3i Group, Plc                                                    |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |    England                                                          |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |     292,935 shares                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |     257,065 shares                                |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |     292,935 shares                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |     257,065 shares                                |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |             550,000 shares                                          |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |             7.1%                                                    |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |             OO                                                      |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------

Item 1(a)    Name of Issuer:
                         Perle Systems, Ltd.

     1(b)    Address of Issuer's Principal Executive Offices:
                         60 Renfrew Drive
                         Markham, Ontario
                         Canada
                         L3ROEI

Item 2(a)    Name of Person Filing:
                         3i Group, Plc


     2(b)    Address of Principal Business Office or, if none, Residence:
                         91 Waterloo Road
                         London, England
                         SEI8XP

     2(c)    Citizenship:
                          England

     2(d)    Title of Class of Securities:
                         Common Stock

     2(e)    CUSIP Number:
                         714152105

Item 3 If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4       Ownership:

     4(a)    Amount beneficially owned:
                         550,000 shares

     4(b)    Percent of Class:
                         7.1%

     4(c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:
                                      292,935

             (ii)  shared power to vote or to direct the vote:
                                      257,065



                                Page 3 of 4 Pages

             (iii)  sole power to dispose or to direct the disposition of:
                                      292,935

             (iv)  shared power to dispose or to direct the disposition of:
                                      257,065

Item 5       Ownership of Five Percent or Less of a Class:
                         Not Applicable.

Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                         Of the shares shown as owned by 3i 257,065 shares are owned beneficially by 3i 94 LMBO Plan.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                         Not Applicable.

Item 8       Identification and Classification of Members of the Group:
                         Not Applicable.

Item 9       Notice of Dissolution of Group:
                         Not Applicable.

Item 10      Certification:

             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                             3i Group, Plc


                                             By: /s/: Stephen Keating
                                                 -------------------------------
                                                 Name:  Stephen Keating
                                                 Title: Authorized Signatory


February 8, 1999

                                Page 4 of 4 Pages